As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

622 Broadway

New York, New York 10012

(646) 536-2842

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Strauss Zelnick

Chairman and Chief Executive Officer

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

(646) 536-2842

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please address a copy of all communications to:

Adam M. Turteltaub, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock of Take-Two Interactive Software, Inc., par value $.01 per share (1)	1,108,250	$27,473,517.50	$24.79	$3,192.42

(1) The registrant is hereby registering the sale by certain selling stockholders of up to 1,108,250 shares of our Common Stock previously granted to ZelnickMedia Corporation pursuant to the terms of the Management Agreement, dated as of May 20, 2011, by and between ZelnickMedia Corporation and the registrant.

(2)  Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement also covers such additional number of our Common Stock as may be issuable from time to time as a result of stock splits, stock dividends, capitalizations or similar events.

(3)  Estimated solely for the purposes of calculating the registration fee.  Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by the NASDAQ Global Select Market, for our Common Stock on May 14, 2015.

PROSPECTUS

TAKE-TWO INTERACTIVE SOFTWARE, INC.

1,108,250 Shares of Common Stock

This Prospectus will be used from time to time by the selling shareholders named in this prospectus to resell up to 1,108,250 shares of our Common Stock, par value $.01 per share.  ZelnickMedia Corporation acquired the Common Stock pursuant to grants made by us in 2011 under the terms of that certain Management Agreement, dated as of May 20, 2011, by and between Take-Two Interactive Software, Inc. and ZelnickMedia Corporation.  The selling shareholders (other than ZelnickMedia) acquired, or may acquire, the shares of Common Stock covered by this Prospectus pursuant to a distribution made by ZelnickMedia Corporation to its partners including such selling shareholders.  We are registering the offer and sale of the Common Stock to satisfy registration rights we have granted to ZelnickMedia Corporation pursuant to the Management Agreement.

The Common Stock may be offered from time to time by the selling shareholders in any manner described under the section entitled “Plan of Distribution” beginning on page 10 of this prospectus.  The selling shareholders may sell the shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices, directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.  We will not receive any proceeds from the sale of our Common Stock by the selling shareholders, but we will incur expenses in connection with the offering.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “TTWO.”  The last reported sale price on May 19, 2015 was $28.62 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2015

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References in this prospectus to “Take-Two,” “we,” “us,” “our,” the “Company” or similar references mean Take-Two Interactive, Inc. and its subsidiaries.  References to “Common Stock” refer to the Company’s Common Stock, par value $.01 per share.

You should rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement.  Neither we nor the selling shareholders have authorized anyone else to provide you with different information.  The securities are not being offered in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process.  Under this shelf registration process, the selling shareholders may, from time to time, sell the offered securities in one or more offerings or resales.

In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling shareholders.  We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.  To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including, but not limited to, our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current and next-generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our ability to raise capital if needed and risks associated with international operations. Other important factors and information are discussed under the heading “Risk Factors” beginning on page 3 of this prospectus and contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and the Company’s other periodic filings with the SEC, which are incorporated herein by reference.  All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This prospectus relates to the offer and resale by the selling shareholders identified in this prospectus of up to 1,108,250 shares of our Common Stock. We will not receive any of the proceeds from the sale of the Common Stock by the selling shareholders.  This summary highlights selected information appearing elsewhere in this prospectus or in documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus. See the sections entitled “Where You Can Find More Information” for a further discussion on incorporation by reference.

We are a leading developer, publisher and marketer of interactive entertainment for consumers around the globe.  We develop and publish products through our two wholly-owned labels Rockstar Games and 2K. Our products are currently designed for console gaming systems such as Sony’s PlayStation®3 and PlayStation®4, Microsoft’s Xbox 360® and Xbox One®; and personal computers, including smartphones and tablets.  We deliver our products through physical retail, digital download, online platforms and cloud streaming services.

Our core strategy is to capitalize on the popularity of video games by developing and publishing high-quality interactive entertainment experiences across a range of genres.  We focus on building compelling franchises by publishing a select number of titles for which we can create sequels and incremental revenue opportunities through add-on content, microtransactions and online play.  We support the success of our products in the marketplace through innovative marketing programs and global distribution on all platforms and through all channels that are relevant to our target audience.

This prospectus relates to the resale of up to 1,108,250 shares of Common Stock that may be offered and sold from time to time by the selling shareholders named in this prospectus.  ZelnickMedia Corporation acquired the shares that are the subject of this prospectus in connection with a grant made by us in 2011 under that certain Management Agreement, dated as of May 20, 2011, by and between Take-Two Interactive Software, Inc. and ZelnickMedia Corporation (the “2011 Management Agreement”).  The selling shareholders (other than ZelnickMedia) acquired, or may acquire, the shares of Common Stock covered by this Prospectus pursuant to a distribution made by ZelnickMedia Corporation to its partners including such selling shareholders.  We are registering the offer and sale of the shares to satisfy certain registration rights we have granted to ZelnickMedia Corporation pursuant to the terms of the 2011 Management Agreement. See “Selling Shareholders.” We will not receive any of the proceeds from the sale of the shares hereunder. See “Use of Proceeds.”

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 622 Broadway, New York, New York 10012. Our telephone number is (646) 536-2842.

Recent Developments

On May 18, 2014, the Company reported its preliminary financial results for its fourth quarter and fiscal year 2015, ended March 31, 2015.

Fiscal Fourth Quarter 2015

For fiscal fourth quarter 2015, GAAP net revenue grew 54% to $300.1 million, as compared to $195.2 million for fiscal fourth quarter 2014. GAAP net loss was $242.8 million, or $2.99 per diluted share, as compared to $30.8 million, or $0.40 per diluted share, for the year-ago period. GAAP results for fiscal fourth quarter 2015 reflect the deferral of net revenue and cost of goods sold related to sell-in of certain titles during the quarter. During fiscal fourth quarter 2015, the Company’s cash and short-term investments balance increased to $1.098 billion as of March 31, 2015, up from $976.6 million as of

December 31, 2014.

Fiscal Year 2015

For fiscal year 2015, GAAP net revenue was $1.083 billion, as compared to $2.351 billion for fiscal year 2014, which had benefited from the record-breaking launch of Grand Theft Auto V for PlayStation 3 and Xbox 360. GAAP net loss was $279.5 million, or $3.48 per diluted share, as compared to GAAP net income of $361.6 million, or $3.20 per diluted share, for the prior fiscal year. GAAP results for fiscal year 2015 reflect the deferral of net revenue and cost of goods sold related to sell-in of certain titles during the fiscal third and fourth quarters.

Final Results

The financial results discussed under this “Recent Developments” section are presented on a preliminary basis; final data will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

Stock Repurchase Authorization

In addition, the Company announced that its Board of Directors has approved an increase to its share repurchase authorization up to an aggregate of 10 million shares of the Company’s common stock. The authorization permits the Company to purchase shares from time to time through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws.  It does not obligate the Company to make any purchases at any specific time or situation.  Repurchases are subject to the availability of stock, prevailing market conditions, the trading price of the stock, the Company’s financial performance and other conditions.  The program may be suspended or discontinued at any time for any reason.

RISK FACTORS

Investment in our Common Stock involves risks.  Before you invest in our Common Stock, you should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and risk factors and other information contained in any applicable prospectus supplement before acquiring any of such shares of Common Stock.  For a description of these reports and documents, and information about where you can find them, see the section entitled “Where You Can Find More Information.”  The occurrence of any of the events described in the risk factors might cause you to lose all or part of your investment in the Common Stock.  Please also refer to the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the selling shareholders named in this prospectus or in any supplement to this prospectus.  We will not receive any proceeds from the sale of the Common Stock by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by ZelnickMedia Corporation (“ZelnickMedia), Strauss Zelnick, Karl Slatoff, Ben Feder, Andrew Vogel, Jordan Turkewitz, Seymour Sammell, Brian Motechin and Michael Worosz (the “selling shareholders”) of Common Stock that was acquired by ZelnickMedia in connection with a grant made by us in 2011 under the 2011 Management Agreement.  The selling shareholders (other than ZelnickMedia) acquired, or may acquire, the shares of Common Stock covered by this prospectus pursuant to a distribution made by ZelnickMedia to its partners including such selling shareholders.  We are registering the offer and sale of the Common Stock in response to a request from ZelnickMedia to file a registration statement, a right that we granted to ZelnickMedia in the 2011 Management Agreement.  Pursuant to the 2011 Management Agreement, we issued to ZelnickMedia 1,100,000 shares of time-based restricted Common Stock and 1,650,000 shares of performance-based restricted Common Stock.  Pursuant to the Restricted Stock Agreement by and between ZelnickMedia and the Company, dated as of May 20, 2011, as amended, 825,000 shares of the time-based restricted Common Stock have already vested, and as of May 20, 2015, an additional 275,000 shares of the time-based restricted Common Stock will vest.  Pursuant to the Performance Based Restricted Stock Agreement, by and between ZelnickMedia and the Company, dated as of May 20, 2011, as amended, 792,000 shares of the performance-based restricted Common Stock have already vested, and as of May 20, May 21, May 22 and May 26, 2015, respectively, an additional 2,063, 277,063, 277,062, and 277,062 shares, respectively (representing an aggregate of 833,250 shares), of the performance-based restricted Common Stock will vest.  See the section titled “Positions, Offices, and Other Material Relationships” — “Awards Under the 2011 Management Agreement”  for more information on the 2011 Management Agreement.  Based on information provided to us by the selling shareholders, ZelnickMedia has, or plans to, distribute such shares that have vested, or will vest, as of May 20, May 21, May 22 and May 26, 2015, respectively, to its partners including the selling shareholders other than ZelnickMedia.  We are registering all of this Common Stock in order to permit the selling shareholders to offer the Common Stock for resale from time to time.

The following table sets forth the name of each selling shareholder, the number of shares of Common Stock owned by or attributable to such selling shareholder immediately prior to this registration (which includes the shares offered by this prospectus and which was prepared based on information supplied to us by the selling shareholders as of May 19, 2015 and reflects pro forma holdings as of May 20, 2015, assuming for this purpose that the 833,250 shares of performance-based restricted Common Stock and 275,000 shares of time-based restricted Common Stock referred to above are all vested as of May 20, 2015 and that ZelnickMedia has distributed 498,708 of such shares to its partners as of May 20, 2015), the number of shares of Common Stock offered hereby and registered by the registration statement of which this prospectus is a part and the number of shares of Common Stock to be owned by each selling shareholder after the maximum number of shares being offered hereby are sold, which assumes that all shares of Common Stock covered by this prospectus will be sold by the selling shareholders and that no additional shares of Common Stock of the Company are subsequently bought or sold by the selling shareholders.  However, because the selling shareholders may offer from time to time all, some or none of their shares of Common Stock under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares of Common Stock that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales.  In addition, we do not know how long the selling shareholders will hold their shares before selling them.

In the table below, the percentage of shares beneficially owned is based on 84,645,597 shares of

Common Stock outstanding as of May 8, 2015, determined in accordance with Rule 13d-3 under the Exchange Act.

			Shares of
			Common
			Stock
			Covered by
	Ownership Prior to the Registration(1)(3)		this Registration	Ownership After the Covered Shares are Sold
Name	Number of Shares	Percent	Statement (1)(2)(3)	Number of Shares	Percent
ZelnickMedia Corporation	1,229,032	1.45%	609,542	619,490	**
Strauss Zelnick (4)	1,753,220	2.07%	195,744	947,934	1.12%
Karl Slatoff (5)	1,308,824	1.55%	79,792	619,490	**
Ben Feder	79,792	**	79,792	—	**
Andrew Vogel	56,104	**	56,104	—	**
Jordan Turkewitz	54,860	**	54,860	—	**
Seymour Sammell	24,936	**	24,936	—	**
Brian Motechin	2,492	**	2,492	—	**
Michael Worosz	4,988	**	4,988	—	**

**Less than 1%

(1)                                 Assumes the 833,250 shares of performance-based restricted Common Stock and 275,000 shares of time-based restricted Common Stock referred to above are all vested as of May 20, 2015 and that ZelnickMedia has distributed 498,708 of such shares to its partners as of May 20, 2015.   Also assumes the forfeiture of 24,750 shares of performance-based restricted Common Stock as of May 20, 2015 due to the failure to meet performance conditions.

(2)                                 ZelnickMedia intends to sell a total of 609,542 shares to satisfy the tax obligations of the partners of ZelnickMedia upon the vesting of the 1,108,250 shares of restricted Common Stock previously granted to ZelnickMedia covered by this registration statement.

(3)                                 For the natural persons set forth in the table below, all of whom are partners of ZelnickMedia, such share amounts reflect the total number of shares being distributed to each such person by ZelnickMedia on or after May 20, 2015.

(4)                                 Mr. Zelnick is a partner at ZelnickMedia. The shares listed include 193,444 shares of common stock held by Zelnick/Belzberg Living Trust (such shares are indirectly held by Mr. Zelnick), 135,000 shares of common stock held by Wendy Jay Belzberg 2012 Family Trust (such shares are indirectly held by Mr. Zelnick) and the shares of common stock held by ZelnickMedia (such shares are not held individually by Mr. Zelnick).

(5)                                 Mr. Slatoff is a partner at ZelnickMedia. The shares listed include the shares of common stock held by ZelnickMedia (such shares are not held individually by Mr. Slatoff).

Positions, Officers and Other Material Relationships

Mr. Zelnick has been Chairman of the Company since March 2007, Executive Chairman of the Company since February 2008 and Chief Executive Officer of the Company since January 2011. Mr. Zelnick also is a partner in ZelnickMedia.  Mr. Slatoff became President of the Company in May 2013 and served as Chief Operating Officer of the Company from October 2010 through April 2013. From February 2008 to October 2010, Mr. Slatoff served as an Executive Vice President of the Company. Mr. Slatoff also is a partner in ZelnickMedia.  Ben Feder, Andrew Vogel, Jordan Turkewitz, Seymour Sammell, Brian Motechin and Michael Worosz are partners of ZelnickMedia.

The Company is party to a Management Agreement, dated as of March 10, 2014, and effective April 1, 2014 (the “2014 Management Agreement”), with ZelnickMedia. The 2014 Management Agreement replaced the 2011 Management Agreement, which in turn had superseded the Company’s original Management Agreement with ZelnickMedia, dated as of March 30, 2007, as amended as of July 27, 2007 and February 14, 2008 (the “Original Management Agreement”). Once effective, the 2014 Management Agreement superseded and replaced the 2011 Management Agreement and the Original Management Agreement, except as otherwise contemplated in the 2014 Management Agreement.

Under the terms of the 2014 Management Agreement, ZelnickMedia provides financial and management consulting services to the Company.

Term and Personnel. The 2014 Management Agreement provides for a term through March 31, 2019, unless earlier terminated in accordance with its terms. Under the 2014 Management Agreement, ZelnickMedia continues to provide certain individuals as it deems appropriate for the performance of the 2014 Management Agreement. Specifically (i) Mr. Zelnick serves as Executive Chairman of the Board and CEO of the Company, (ii) Mr. Slatoff serves as the Company’s President, and (iii) other ZelnickMedia personnel as appropriate provide services to the Company on a project-by-project, as needed basis.

If Mr. Zelnick or any other employee of ZelnickMedia acting in an executive capacity for the Company pursuant to the 2014 Management Agreement is unable or unavailable to serve in such capacity (other than due to a termination by the Company without Cause or their resignation for Good Reason (as such terms are defined in such person’s employment agreement with the Company or, in the case of Mr. Zelnick, in the 2014 Management Agreement)), and ZelnickMedia is unable to provide a qualified individual within a reasonable period of time to serve in such capacity who is reasonably satisfactory to the Board, then the Company may fill such position with a person not affiliated with ZelnickMedia and deduct the costs of such person’s compensation from ZelnickMedia’s compensation under the 2014 Management Agreement (with such deduction limited to no more than 60% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Zelnick and no more than 40% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Slatoff).

Management Fee and Annual Bonus Opportunity. Under the 2014 Management Agreement, the Company pays a monthly management fee equal to $247,500 per month ($2,970,000 annualized). The management fee will not be increased or decreased during the term of the 2014 Management Agreement. In addition to the monthly management fee, ZelnickMedia receives an annual bonus, subject to the achievement by the Company of certain performance thresholds in respect of each of the five fiscal years ending March 31, 2015, 2016, 2017, 2018 and 2019. For each fiscal year, the annual bonus opportunity ranges from $0 (at 80% of the Target, as defined in the 2014 Management Agreement) to $4,752,000 (at 150% of the Target or greater). The annual bonus opportunity will not be increased or decreased during the term of the 2014 Management Agreement. If the 2014 Management Agreement is terminated by the Company without Cause (as defined in the 2014 Management Agreement) or by ZelnickMedia for Good Reason (as defined in the 2014 Management Agreement) (whether before or after a Change in Control (as defined in the 2014 Management Agreement)), ZelnickMedia is entitled to be paid on the date of termination an amount equal to the sum of (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (ii) three times the sum of the per annum management fee plus the Target bonus amount.

Expense Reimbursement. Under the 2014 Management Agreement, ZelnickMedia is entitled to the reimbursement of reasonable out-of-pocket expenses in connection with the 2014 Management Agreement and the rendering of services thereunder.

Limits on Compensation. Under the 2014 Management Agreement, no more than 60% of the aggregate compensation payable to ZelnickMedia under the 2014 Management Agreement (whether in the form of the management fee, the annual bonus or the restricted unit awards) shall be received by or conveyed to Mr. Zelnick (or such other employee of ZelnickMedia that serves as Executive Chairman and CEO of the Company) and no more than 40% of such aggregate compensation shall be received by or conveyed to Mr. Slatoff (or such other employee of ZelnickMedia that serves as the President of the Company).

Restrictions on Sale of Vested Stock. Under the 2014 Management Agreement, prior to March 31, 2019 (or earlier in the event of a Change in Control) ZelnickMedia and any Subject Person (as defined in the 2014 Management Agreement) are prohibited from selling or otherwise disposing of any shares of Common Stock of the Company, if the Market Value (as defined in the 2014 Management Agreement) of all shares of Common Stock of the Company (including any options, restricted stock and restricted units), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than five times (5x) the per annum management fee (excluding any bonuses).

Awards Under the 2014 Management Agreement

2014 Grant.

On April 1, 2014 (the “Effective Date”), the Company issued time-based and performance-based restricted units to ZelnickMedia, as further described below, pursuant to a form of Restricted Unit Agreement, entered into by the Company and ZelnickMedia (the “RU Agreement”). The Company, in its discretion, may grant additional equity awards to ZelnickMedia annually on each anniversary of the Effective Date over the course of the term of the 2014 Management Agreement.

Time-Based Award. The Company issued to ZelnickMedia 178,654 time-based restricted units (such number determined by dividing $3,850,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to the Effective Date), which units will vest on April 1, 2016, provided that the 2014 Management Agreement has not been terminated prior to such date (the “Time-Based Award”). Notwithstanding the foregoing, the Time-Based Award will immediately vest in full if the 2014 Management Agreement is terminated by the Company without Cause or by ZelnickMedia for Good Reason. Conversely, ZelnickMedia will forfeit to the Company all restricted units under the Time-Based Award if the 2014 Management Agreement is terminated by the Company for Cause or by ZelnickMedia without Good Reason prior to April 1, 2016.

Performance-Based Award. The Company granted ZelnickMedia 440,836 performance-based restricted units (the “Performance Award”) (the target number determined by dividing $4,750,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to the Effective Date), which units represent the maximum number of performance-based units that are eligible to vest and have been divided into three categories of vesting as follows: (i) on April 1, 2016, a number of New IP Performance-Based Units (as defined in the RU Agreement) will vest equal to the product of (x) the target number of New IP Performance-Based Units in such vesting tranche (27,552) multiplied by (y) the New IP Vesting Percentage (as defined in the RU Agreement), which ranges from 0% to 200%, (ii) on April 1, 2016, a number of Major IP Performance-Based Units (as defined in the RU Agreement) will vest equal to the product of (x) the target number of Major IP Performance-Based Units in such vesting tranche (27,552) multiplied by (y) the Major IP Vesting Percentage (as defined the RU Agreement), which ranges from 0% to 200%, and (iii) on April 1, 2016, a number of TSR Performance-Based Units (as defined in the RU Agreement) will vest equal to the product of (x) the target number of TSR Performance-Based Units in such vesting tranche (165,314) multiplied by (y) the TSR Vesting Percentage (as defined in the RU Agreement), which ranges from 0% to 200%.

In the event that any portion of the Performance Award will not have vested as of April 1, 2016 or upon a termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, ZelnickMedia will forfeit to the Company any and all restricted units that have not vested as of such date.

Treatment of 2014 Awards.

Upon a termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested restricted stock or units granted pursuant to the Performance Award (including any restricted stock or units granted to ZelnickMedia during the term of the 2014 Management Agreement on or after the Effective Date) will vest on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control (as defined in the 2014 Management Agreement), for TSR Performance-Based Units, based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If the Company and ZelnickMedia fail to enter into a new management agreement on substantially similar terms in the aggregate as those provided under the 2014 Management Agreement upon the expiration of the term of the 2014 Management Agreement or otherwise fail to agree to extend the term of the 2014 Management Agreement, all unvested time-vesting restricted stock or units granted during the term of the 2014 Management Agreement on or after the Effective Date will vest upon such expiration and all then-unvested performance-vesting restricted stock or units will vest based on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control, for TSR Performance-Based Units, based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If a Change in Control occurs during the term of the 2014 Management Agreement, the 2014 Management Agreement will not automatically terminate and all unvested restricted units granted pursuant to the RU Agreement will vest as set forth in the RU Agreement, except that any restricted stock or units granted to ZelnickMedia on or after the Effective Date will vest upon the earlier to occur of (x) a termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason or (y) the second anniversary of the applicable date of grant, and, with respect to any performance-based restricted stock or units, in each case, based on the assumption of that the applicable performance measure was achieved at the target level of performance for the applicable performance period.

Treatment of Pre-2014 Existing Awards.

Upon any termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, any then-unvested restricted stock or units granted prior to the Effective Date (including any awards granted pursuant to the 2011 Management Agreement or the Original Management Agreement) will be forfeited for no consideration. Upon any termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested time-based restricted stock or units granted prior to the Effective Date (including any awards granted pursuant to the 2011 Management Agreement or the Original Management Agreement) will vest, and any then-unvested performance-based restricted stock or units granted prior to the Effective Date will vest in accordance with the terms of the applicable grant agreement between the Company and ZelnickMedia.

Settlement of Units.

Pursuant to the 2014 Management Agreement, the Company will have the right to elect to settle the restricted units granted to ZelnickMedia pursuant to the 2014 Management Agreement in shares of the Company’s Common Stock that will be issued pursuant to the 2009 Stock Incentive Plan of the Company, as amended.

Registration Statement.

Within 45 days following the request of ZelnickMedia, the Company will file a Registration Statement on Form S-3 registering for resale all of the shares of the Company’s common stock issuable pursuant to awards granted to ZelnickMedia under the RU Agreement.

The foregoing descriptions of the 2014 Management Agreement and the RU Agreement (including the Time-Based Award and the Performance Award issuable to ZelnickMedia thereunder) are only a summary and are qualified in their entirety by reference to the full text of the 2014 Management Agreement (and the RU Agreement attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 10, 2014 and incorporated herein by reference.

Awards Under the 2011 Management Agreement

Restricted Stock Awards. Pursuant to the 2011 Management Agreement, the Company issued time-based and performance-based restricted stock to ZelnickMedia in November 2011, as further described below.

Time-Based Award. The Company granted ZelnickMedia a restricted stock award of 1,100,000 shares of common stock that vested in four equal installments on each of the first, second and third anniversaries of April 1, 2011, and as amended, the award vests in a fourth equal installment on May 20, 2015 provided that the 2014 Management Agreement has not been terminated prior to the applicable vesting date.

Performance-Based Award. The Company granted ZelnickMedia a restricted stock award of 1,650,000 shares of common stock that is eligible to vest in three equal “vesting tranches” on each of the first three anniversaries of April 1, 2011 and then on May 20, May 21, May 22 and May 26, 2015, respectively (which aggregate number of shares that vest on May 20, May 21, May 22 and May 26, 2015, respectively, equal the number of shares eligible to vest in each the three equal “vesting tranches”), respectively, based on the Company’s total shareholder return relative to the total shareholder return of the companies that constitute the NASDAQ Composite Index (the “Peer Companies”) during each of the four fiscal years of the Company ending March 31, 2012, 2013, 2014, and 2015. To earn all of the shares, the Company must perform at the 75th percentile, or top quartile, of the NASDAQ Composite Index.

In the event that fewer than 100% of the shares in any of the first three vesting tranches vest with respect to the applicable fiscal year, the unvested shares will remain eligible to vest on each subsequent vesting date for the remaining tranches, based on the Company’s total shareholder return relative to the total shareholder return of the Peer Companies from April 1, 2011, through such subsequent vesting date.

On April 1, 2012, the first vesting tranche included 305,250 shares, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 62nd percentile. On April 1, 2013, no vesting of shares occurred reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies below the 50th percentile. On April 1, 2014, 486,750 shares vested, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 59th percentile for the third vesting tranche (using reference date of April 1, 2013), and the 50th percentile for the previously unvested portions of the first and second tranches (using reference date of April 1, 2011).  On May 20, May 21, May 22 and May 26, 2015, an aggregate of 833,250 shares will vest, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 91st percentile for the fourth vesting tranche (using reference date of April 1, 2014), and the 74th percentile for the previously unvested portions of the first, second and third tranches (using reference date of April 1, 2011).

Registration Statement. Pursuant to the 2011 Management Agreement, within 45 days following the request of ZelnickMedia, the Company will file a Registration Statement on Form S-3 registering for resale all of the shares of the Company’s common stock issuable pursuant to awards granted to ZelnickMedia under the 2011 Management Agreement. The Company has filed the registration statement upon which this prospectus is a part pursuant to a request by ZelnickMedia.

The foregoing descriptions of the 2011 Management Agreement and the related restricted stock award agreements are only a summary and are qualified in their entirety by reference to the full text of the 2011 Management Agreement (and the restricted stock award agreements attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 24, 2011 and incorporated herein by reference, and the amendments to the restricted stock award agreements, which are filed as Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q filed on February 6, 2015 and Exhibits 10.5 and 10.6 to this Registration Statement.  The foregoing descriptions of the 2014 Management Agreement and the related restricted unit agreements are only summaries and are qualified in their entirety by reference to the full text of the 2014 Management Agreement (and the restricted unit agreement attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 10, 2014 and incorporated herein by reference.

PLAN OF DISTRIBUTION

We are registering the Common Stock on behalf of the selling shareholders pursuant to the terms of a 2011 Management Agreement and the related restricted stock agreements we entered into with the selling shareholders.  A copy of the 2011 Management Agreement and related award agreements is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 24, 2011 and incorporated herein by reference.  A copy of the amendments to restricted stock award agreements are filed as Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q filed on February 6, 2015 and Exhibits 10.5 and 10.6 to this Registration Statement.

The selling shareholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Any or all of the selling shareholders may offer the Common Stock from time to time, either in increments or in a single transaction.  The selling shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus.  The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling shareholders and any of their pledgees, donees, transferees, distributees, beneficiaries and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares of Common Stock:

•                  purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the shares of Common Stock for whom they may act as agent;

•                  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•                  block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange on which the shares are traded or quoted;

•                  privately negotiated transactions;

•                  short sales or transactions to cover short sales made after the date that this registration statement becomes effective;

•                  an agreement with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•                  through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to shares of Common Stock;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

Selling shareholders may enter into hedging transactions from time to time in which a selling shareholder may:

•                  enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of Common Stock, in which case such broker-dealer or other person may use Common Stock received from the selling shareholder to close out its short positions;

•                  sell Common Stock short and re-deliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

•                  enter into option or other types of transactions that require the selling shareholder to deliver Common Stock to a broker-dealer or any other person, who will then resell or transfer the Common Stock under this prospectus; or

•                  loan or pledge Common Stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

The selling shareholders may also sell shares under any available exemption to the registration requirements of the Securities Act, including but not limited to Rule 144 under the Securities Act, rather than under this prospectus.

The selling shareholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell shares of Common Stock covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in shares of Common Stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling shareholder or borrowed from the selling shareholders or others to settle such third-party sales or to close out any related open borrowings of shares of Common Stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement to this prospectus or post-effective amendment to the registration statement of which this prospectus is a part as may be required.

Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers.  Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales.  When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling shareholder’s agent in the resale of Common Stock by the selling shareholder, or the securities firm may purchase Common Stock from the selling shareholder as principal and thereafter resell those shares from time to time.  Securities firms may, to the extent permissible, receive compensation in the form of commissions, concessions or discounts from the selling shareholders or the purchaser, either as agent of such purchaser or in a sale to such purchaser as principals in amounts to be negotiated.  Such compensation may be in excess of customary commissions, concessions or discounts and will be in amounts to be negotiated in connection with such resales.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Stock from time to time under this prospectus, or, to the extent required, under an amendment to this prospectus or a prospectus supplement.

To the extent necessary, the specific terms of the offering of the shares of Common Stock, including the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling shareholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase shares of Common Stock from the selling shareholders. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. If necessary, any such contracts will be described and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and other compensation, if any, that can be attributed to the sale of shares of Common Stock sold hereunder will be paid by the selling shareholder and/or the purchasers.

If a selling shareholder uses this prospectus for any sale of Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock sold pursuant to this prospectus.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of our Common Stock shares have been passed upon for us by Willkie Farr & Gallagher LLP.

EXPERTS

The consolidated financial statements of Take-Two Interactive Software, Inc. appearing in Take-Two Interactive Software, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 2014  and the effectiveness of Take-Two Interactive Software, Inc.'s internal control over financial reporting as of March 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC.  You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.  The SEC also maintains an Internet website at

http://www.sec.gov that contains our filed reports, proxy and information statements, and other information we file electronically with the SEC.

Additionally, we make our SEC filings available, free of charge, on our website at www.take2games.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our Common Stock.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents.  The information we incorporate by reference in this prospectus is legally deemed to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below.  We incorporate the documents listed below:

•                  Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on May 14, 2014;

•                  Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014, September 30, 2014 and December 31, 2014, filed with the SEC on August 6, 2014 (as amended on October 24, 2014), October 30, 2014 (as amended on January 9, 2015) and February 6, 2015;

•                  Current Reports on Form 8-K, filed with the SEC on June 5, 2014, July 7, 2014, August 21, 2014, September 2, 2014, September 17, 2014 and December 5, 2014;

•                  Definitive Proxy Statement on Schedule 14A filed with the SEC on July 28, 2014;

•                  Description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 26, 2008, including any subsequent amendment or any report filed for the purpose of updating such description; and

•                  All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus forms a part until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than reports, documents or information that is furnished and not filed with the SEC).

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein.  You should direct any requests for documents to us at the following address or telephone number:

Take-Two Interactive, Inc.

622 Broadway

New York, New York  10012

(646) 536-2842

Attention:  Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.              Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts, commissions and transfer taxes (which would be borne by the selling shareholders).  Other than the SEC registration fee, all of the amounts listed are estimates.

SEC Registration Fee	$3,192.42
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	30,000
Transfer Agent and Registrar Fees and Expenses	10,000
Miscellaneous	10,000
Total	$83,192.42

Item 15.              Indemnification of Directors and Officers.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the corporation’s request as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify also applies to any threatened, pending or completed action or suit brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Company’s Restated Certificate of Incorporation provides that it shall indemnify and hold harmless its officers and directors to the fullest extent authorized by the DGCL, as the DGCL exists or is amended to permit the Company to provide broader indemnification rights than the DGCL provided prior to such amendment, against all expense, liability and loss (including attorneys fees), reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

In addition, the Company’s Amended and Restated By-laws require the Company to indemnify its officers and directors to the extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.              Exhibits.

See Exhibit Index attached hereto and incorporated by reference.

Item 17.              Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)                                 The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on May 19, 2015.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Strauss Zelnick and Daniel P. Emerson his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the date set forth above.

/s/ Strauss Zelnick	/s/ Lainie Goldstein
Strauss Zelnick	Lainie Goldstein
Chairman and Chief Executive Officer (Principal Executive Officer)	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael Dornemann	/s/ Robert Bowman
Michael Dornemann	Robert Bowman
Lead Independent Director	Director

/s/ J Moses	/s/ Michael Sheresky
J Moses	Michael Sheresky
Director	Director

/s/ Susan Tolson
Susan Tolson
Director

S-1

EXHIBIT INDEX

Exhibit No.	Description of Document
5.1*	Opinion of Willkie Farr & Gallagher LLP (counsel).
10.1^	Management Agreement, dated as of May 20, 2011, by and between Take-Two Interactive Software, Inc. and ZelnickMedia Corporation.
10.2+	Management Agreement, dated as of March 10, 2014, by and between Take-Two Interactive Software, Inc. and ZelnickMedia Corporation.
10.3#	Amendment to the Restricted Stock Agreement dated as of May 20, 2011 between the Company and ZelnickMedia Corporation, effective as of December 2, 2014.
10.4#	Amendment to the Restricted Stock Agreement dated as of May 20, 2011 between the Company and ZelnickMedia Corporation, effective as of December 2, 2014.
10.5	Second Amendment to the Restricted Stock Agreement dated as of May 20, 2011 between the Company and ZelnickMedia Corporation, effective as of April 24, 2015.*
10.6	Second Amendment to the Performance Based Restricted Stock Agreement dated as of May 20, 2011 between the Company and ZelnickMedia Corporation, effective as of April 24, 2015.*
23.1*	Consent of Willkie Farr & Gallagher LLP (counsel) (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP (independent registered public accounting firm).
24.1*	Powers of Attorney (included on signature page).

* Filed herewith.

^ Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 24, 2011 and incorporated herein by reference.

+ Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 10, 2014 and incorporated herein by reference.

# Incorporated by reference to Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q dated February 6, 2015 and incorporated herein by reference.